Exhibit 4.35

Sponsorship Interest Transfer Agreement

Transferor (Party A):

Party A: Qingtian Zhongyi Education Investment Co., Ltd.

Address: No. 35, Shuzhuangzhou Village, Chuanliao Town, Qingtian County, Zhejiang Province

Legal Representative: Ji Yingzhu

Transferee (Party B):

Party B: Zhejiang Lishui Mengxiang Education Development Co., Ltd.

Address: No. 818 Hua Yuan Road, Liandu District, Lishui City, Zhejiang Province

Legal Representative: Ye Fen

In this Agreement, Party A and Party B are collectively referred to as the “Parties”, and an individual party is referred to as a “Party”.

With respect to sponsorship interest transfer of Qingtian Overseas Chinese International School (hereinafter referred to as “Overseas Chinese International School”), the Parties enter into the Sponsorship Interest Transfer Agreement (hereinafter referred to as “this Agreement”) on August 18, 2021 through friendly negotiation.

1. Consideration for Change of Sponsor

1.1 Party A transfers 100% of the sponsor’s equity interest in Overseas Chinese International School along with RMB three million yuan (accounting for 100% of the total capital contribution of Overseas Chinese International School) to Party B at a transfer price of RMB twenty-three million yuan (RMB23,000,000.00).

2. Change of Sponsor

2.1 The Parties hereby confirm and agree that the change of the sponsor shall be registered with the competent business department and the registration administration authority according to law, and the date of registration modification shall be the transfer date.

2.2 The Parties hereby confirm and agree that all sponsor’s equity interests of Overseas Chinese International School shall be vested in the Transferee.

2.3 The Parties hereby confirm that from the date of this Agreement until the completion of registration modification procedures as prescribed in Article 2.4, all the legal liability and any loss arising from the occurrence or possible occurrence of violations of laws or breach of contract by Overseas Chinese International School shall be borne by the Transferee. If the Transferor assumes any legal liability or suffers any loss due to such violations of laws or breach of contract, the Transferee shall make sufficient compensation to the Transferor.

2.4 The Transferor shall cooperate with the Transferee in completing all relevant registration modification procedures of Overseas Chinese International School in accordance with the instructions and requirements of the competent authorities, including but not limited to completing the procedures for change of the sponsor, directors and Articles of Association of Overseas Chinese International School in the Education Bureau and Registration Administration of Public Institutions.

2.5 The Transferor shall warrant that the financial statements and other relevant information provided to the Transferee in relation to Overseas Chinese International School shall be true, accurate and complete, and that Overseas Chinese International School has no off-balance-sheet liabilities or contingent liabilities. If Overseas Chinese International School has any off-balance-sheet liabilities or contingent liabilities, the Transferor shall bear all such liabilities.

2.6 The creditor’s rights and liabilities of Overseas Chinese International School under its financial statements as of August 31, 2021 shall be enjoyed and assumed by the Transferee. The Transferor shall bear all the company’s losses or any litigation caused by the liabilities other than those set forth in the financial statements as of August 31, 2021 after the transfer. The creditor’s rights and liabilities arising from the date of the change registration shall be enjoyed and assumed by all the shareholders of the company resulting from the change.

2.7 After this Agreement comes into force, if Overseas Chinese International School receives administrative penalty or assumes compensation liability due to any matters before this Agreement comes into force, such liability shall be borne by Transferor. If Overseas Chinese International School or Transferee is subject to any legal liability or suffers any losses due to the foregoing, The Transferor shall make full compensation.

3. Payment of Transfer Price

3.1 The Transferee undertakes to pay the first installment of transfer price to the Transferor within six (6) months from the date of the sponsor modification registration, the account is RMB Fifteen Million (15,000,000); The Transferee shall pay the second installment of Transfer Price to the Transferor within eighteen (18) months from the date of the sponsor modification registration, the account is RMB Eight Million (8,000,000).

4. Representations and Warranties

Each Party hereto respectively represents and warrants to the other Party that:

(a) It is a legal entity legally established and validly existing or a natural person with civil rights and full capacity, and has legal capacity to enter into this Agreement and enjoy rights and undertake obligations under this Agreement;

(b) There is no litigation, arbitration or other judicial or administrative proceedings pending or otherwise which may substantially affect the performance of this Agreement when it executes this Agreement;

(c) It has taken or will take all necessary actions to duly and validly authorize the execution, delivery, and performance of this Agreement and other documents in connection with the transaction contemplated hereby and thereby, and the execution, delivery and performance shall not violate any applicable laws, regulations and governmental rules, shall not conflict with or violate other relevant agreements which have been executed and taken into effect by it, and shall not infringe the legitimate rights and interests of any third party;

(d) It shall cooperate with and assist in completing the registration procedures in connection with the transaction contemplated by this Agreement, including signing and providing necessary documents and materials.

The Transferor represents and warrants to the Transferer as follows:

(a) The Transferor has disclosed to the Transferer true and complete information, documents and materials relating to Overseas Chinese International School as well as the information, documents and materials that may substantially affect the intent of the Transferer to enter into this Agreement. Such information, documents and materials are true, accurate and complete, without any falsehood or misleading statements;

(b) There is no pending, threatened and potential lawsuit, arbitration, administrative investigation or other legal or administrative proceedings against or affecting the property, rights, operation or business of Overseas Chinese International School;

(c) There is no existence or occurrence of events, facts, conditions, changes or other circumstances that may have significant adverse impact on the operation of the Overseas Chinese International School.

5. Indemnification

Any Party (hereinafter referred to as “Breaching Party”) shall indemnify or defend for the interests of the other Party (hereinafter referred to as “Non-Breaching Party”) being held harmless, from any losses, damages, liabilities, claims, suits, expenses and payments arising out of or resulting from the breach of this Agreement by the Breaching Party.

6. Effectiveness

This Agreement is executed on the date first above written and shall take effect as of such date.

7. Amendment and Termination

7.1 Any amendment or supplement to this Agreement shall come into force only after an agreement is reached through negotiation and signed by both Parties in writing. Any amendment and supplement to this Agreement shall be regarded as an integral part of this Agreement.

7.2 Where force majeure renders the implementation of relevant provisions of this Agreement impossible, this Agreement may be terminated or rescinded after the Parties reach a consensus on the termination of this Agreement and sign a written document.

7.3 If any Party seriously breaches its obligations, representations, undertakings or warranties under this Agreement, which results in the frustration of the purposes under this Agreement, the Non-breaching Party has the right to terminate this Agreement unilaterally and the breaching Party shall assume liabilities for breach of contract in accordance with relevant provisions of this Agreement.

8. Dispute Resolution

Any disputes arising from the performance of this Agreement shall be resolved through consultations between the Parties. In the event the Parties fail to reach an agreement through negotiation, any Party may submit the relevant disputes to the competent court where Overseas Chinese International School is located for litigation and resolution.

9. Applicable Law

This Agreement shall be governed by the laws of China (for the purpose of this Agreement, excluding Taiwan, Hong Kong and Macau).

10. Severability

If any provision of this Agreement is invalid or unenforceable due to its inconsistency with any applicable law, it shall be invalid or unenforceable only within the jurisdiction of the applicable law, and shall not affect the validity of other provisions of this Agreement.

11. Miscellaneous

11.1 This Agreement is drafted in Chinese and in four counterparts, each of which shall be held by each Party to this agreement and has the same legal effect.

11.2 The Parties may not transfer their rights and obligations under this Agreement without the prior written consent of the other Parties.

11.3 This Agreement shall be binding on the Parties’ respective successors, heirs and permitted assigns.

11.4 Matters not mentioned in this Agreement shall be settled through friendly negotiation between the Parties.

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Party A:

Qingtian Zhongyi Education Investment Co., Ltd. (seal)

Authorized representative:

/s/

Party B:

Zhejiang Lishui Mengxiang Education Development Co., Ltd. (seal)

Authorized representative:

/s/